                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            White River Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii) 14a-6(1)(i) or 14a-6(1)(2).

[_]  $500 per each party to the ? pursuant to Exchange Act Rule
     14a-6(i)(3)

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

---------
*Set forth the amount on which the filing is calculated and state forms was determined

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            WHITE RIVER CORPORATION
        777 Westchester Avenue, Suite 201, White Plains, New York 10604
                           Telephone: (914) 251-0237

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                                               April 7, 1997

To Our Stockholders:

The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of White River Corporation, a Delaware corporation ("White River"), will be held on Thursday, May 8, 1997, at 9:00 a.m. at White River's principal executive office at 777 Westchester Avenue, Suite 201, White Plains, New York. All stockholders are cordially invited to attend the Annual Meeting which will be held for the following purposes:

     (1) to elect one Class I Director with a term ending in 2000;

     (2) to approve the appointment of Ernst & Young LLP as White River's independent auditors for 1997; and

     (3) to transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

Information with respect to the nominee for Class I Director is set forth in the enclosed Proxy Statement.

Stockholders of record on March 27, 1997, may attend and vote at the Annual Meeting. A list of all stockholders entitled to vote at the Annual Meeting will be open for public inspection by stockholders during regular business hours from April 24, 1997, until May 7, 1997, and during the Annual Meeting at White River's principal executive office.

                                        By Order of the Board of Directors,

                                        Gordon S. Macklin
                                        ---------------------------------------
                                        Chairman

This Proxy Statement and accompanying proxy card will be mailed to stockholders on or about April 7, 1997. Stockholders, whether or not they expect to attend the Annual Meeting, are invited to complete, sign, date, and return the accompanying proxy card to White River Corporation c/o First Chicago Trust Company of New York, Post Office Box 8125, Edison, New Jersey 08818-9064, in the envelope provided. It is important that the enclosed proxy card be completed and returned promptly.

                         WHITE RIVER CORPORATION
     777 Westchester Avenue, Suite 201, White Plains, New York 10604
                        Telephone: (914) 251-0237

                             PROXY STATEMENT

                     Annual Meeting of Stockholders
                          Thursday, May 8, 1997

                             Table of Contents


SOLICITATION OF PROXIES...........................................................................      1

VOTING RIGHTS AND MANNER OF VOTING PROXIES........................................................      1

PROPOSAL 1:  ELECTION OF DIRECTOR.................................................................      2
     White River Board............................................................................      2
     Compensation of Directors....................................................................      4
     Directors' Deferred Compensation Plan........................................................      5
     Procedures for Nominating Directors..........................................................      5

PROPOSAL 2:  APPOINTMENT OF INDEPENDENT AUDITORS..................................................      6

EXECUTIVE OFFICERS................................................................................      6
     Compensation of Executive Officers...........................................................      6
     Report of the Compensation Committee on Executive Compensation...............................      8
     Compensation Committee Interlocks and Insider Participation..................................     10
     Performance Graph............................................................................     11
     Retirement Plans.............................................................................     11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................................     13
     Stock Ownership of Directors, Nominees and Executive Officers................................     13
     Principal Stockholders.......................................................................     14

CERTAIN RELATIONSHIPS AND RELATED MATTERS.........................................................     15

OTHER MATTERS.....................................................................................     15
     Compliance with Section 16(a) of the Exchange Act............................................     15
     Inspectors of Election.......................................................................     15
     Proposals by Stockholders for the 1998 Annual Meeting of Stockholders........................     16
     Available Information........................................................................     16

                            SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the board of directors (the "White River Board") of White River Corporation, a Delaware corporation (together with its subsidiaries, unless the context requires otherwise, "White River" or the "Company") for the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of White River to be held on Thursday, May 8, 1997, at 9:00 a.m. The solicitation of proxies will be made primarily by mail, with proxy materials being distributed to registered stockholders on or about April 7, 1997. Stockholders should review the information provided herein in conjunction with White River's 1996 Annual Report to Stockholders and Form 10-K (the "Annual Report").

Each registered holder of shares of White River common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 27, 1997 (the "Record Date"), is entitled to vote at the Annual Meeting. Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held. As of the Record Date, there were 4,874,756 shares of Common Stock outstanding.

You can ensure that your shares of Common Stock are properly voted at the Annual Meeting by completing, signing, dating and returning the accompanying proxy card in the envelope provided. A stockholder has the right to appoint another person (who need not be a stockholder) to represent the stockholder at the Annual Meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election. See "OTHER MATTERS -- Inspectors of Election".

Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted at the Annual Meeting by: (i) filing a written notice of revocation with the Corporate Secretary, (ii) presenting another proxy with a later date or (iii) notifying the Inspectors of Election in writing of such revocation, provided, however, that no such revocation will be effective until written notice of the revocation is received by White River or the Inspectors of Election at or prior to the Annual Meeting. Sending in a signed proxy will not affect your right to attend the Annual Meeting and vote in person. If a stockholder attends the Annual Meeting and votes in person, any previously submitted proxy is considered to be revoked.

White River will bear the cost of preparing, assembling, printing and mailing this Proxy Statement. Upon written request, White River will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals. In addition to using the mails to solicit proxies, White River may also solicit proxies through the use of personal interview, telephone, telegraph or facsimile.

                   VOTING RIGHTS AND MANNER OF VOTING PROXIES

The representation in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote constitutes a quorum, which is necessary to convene the Annual Meeting. Directors of White River are elected by a plurality vote of the shares of Common Stock actually voted at the Annual Meeting. With respect to the election of the director, votes may be cast in favor of or withheld for the nominee. Withheld votes will be excluded entirely from the vote and will have no effect thereon. Approval of the proposal regarding the appointment of independent auditors requires the affirmative vote of a majority of the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions may be specified on the proposal regarding the appointment of independent auditors and will be counted as negative votes. Pursuant to Delaware General Corporation Law ("Delaware Law"), broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and with respect to which the broker or nominee does not have discretionary power to vote) are treated as shares not entitled to vote. However, broker non-votes have the practical effect of reducing the number of affirmative votes required to approve a proposal since broker non-votes serve to reduce the total number of shares entitled to vote.

Where specific choices are not indicated, shares of Common Stock represented by valid proxies received will be voted for: (i) the election of the nominee named below as a Class I Director and (ii) the approval of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for 1997. The White River Board does not intend to present any other business, nor does it know of any other matters which are to be presented, at the Annual Meeting. However, should any matter not described above be acted upon at the Annual Meeting, Robert T. Marto and Gordon S. Macklin, as proxies, will vote in accordance with their judgment.

--------------------------------------------------------------------------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTOR

The Restated Certificate of Incorporation of White River (the "Certificate of Incorporation"), together with the By-laws of White River (the "By-laws"), provide for three classes of directors (each a "Class"), with the directors of a particular Class being elected each year to serve for three-year terms. At the Annual Meeting, Andrew Delaney is nominated to be elected as a Class I Director of the White River Board with a term ending in 2000. Mr. Delaney is the current Class l Director of the White River Board. See "White River Board" below.

The White River Board recommends a vote FOR Proposal 1 which calls for the election of the 1997 nominee.

--------------------------------------------------------------------------------


White River Board

The following information with respect to the principal occupation, business experience and other affiliations of the nominee and the other directors of White River has been furnished to White River by the nominee and respective directors.

Class I:  Term Ending 1997

Andrew Delaney, age 76, has been a director of White River since September 1993. Mr. Delaney served as Vice Chairman of American General Corporation, a diversified insurance and financial services organization, from 1982 until his retirement in 1985. He joined that company in 1954. He also served as a director of Fund American Enterprises Holdings, Inc. (together with its subsidiaries, "Fund American"), the former parent company of White River, and certain of its subsidiaries until December 1993. Mr. Delaney has been nominated to be re-elected as a Class I Director with a term ending in 2000.

Class II:  Term Ending 1998

Gordon S. Macklin, age 68, has been Chairman of the White River Board since September 1993. Mr. Macklin served as Chairman of Hambrecht & Quist, LLC, a venture capital and investment banking company, from 1987 until 1992. Prior to that, he served as President of the National Association of Securities Dealers, Inc. from 1970 to 1987. Mr. Macklin serves as a trustee, director or managing general partner, as the case may be, of 52 of the investment companies in the Franklin/Templeton Group of Funds. He is a director of CCC Information Services Group Inc. ("CCC"), formerly InfoVest Corporation, (a subsidiary of White River, wherein White River has 51% of the vote associated with CCC's total outstanding voting stock), MCI Communications Corporation, Medlmmune, Inc., Shoppers Express and Spacehab, Inc. He has also served, since 1987, as a director of Fund American and Source One Mortgage Services Corporation, a subsidiary of Fund American.

Class III:  Term Ending 1999

Robert T. Marto, age 51, has been a director of White River since September 1993. Mr. Marto has been President and Chief Executive Officer of White River since 1993. He became affiliated with Fund American in 1985 and served as Executive Vice President and Chief Financial Officer of Fund American and as President of its subsidiary, Fund American Enterprises, Inc. ("FAE"), from 1990 to December 1993. He is a director of CCC, Zurich Reinsurance Centre Holdings, Inc. and VICORP Restaurants, Inc. He also served as a director of Fund American until December 1993.

Patrick M. Byrne, age 34, has been a director of White River since May 1996. Mr. Byrne has been Chairman since 1994, and President and Chief Executive Officer since March 1996, of Centricut, LLC, a manufacturer of industrial torch consumable parts. In addition, since 1991, he has been the managing general partner of a number of limited partnerships investing in real estate, gaming, insurance and international trade. He is also a director of Merastar Insurance Company. Patrick M. Byrne is the son of John J. Byrne, the Chairman, President and Chief Executive Officer of Fund American. John J. Byrne and Fund American are the beneficial owners of 17.1% and 20.8%, respectively, of the total outstanding shares of Common Stock as of the Record Date.

Committees of the White River Board. The White River Board has established the Audit Committee and the Compensation Committee. The White River Board does not have a nominating committee.

The Audit Committee is comprised entirely of non-employee directors ("Eligible Directors"), specifically Messrs. Byrne, Delaney and Macklin, and has general responsibility for the oversight and surveillance of the accounting, reporting and financial control practices of White River. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the White River Board as to their selection, and reviews the scope, fees and results of Ernst & Young's audit. Mr. Byrne is Chairman of the Audit Committee.

The Compensation Committee is comprised entirely of Eligible Directors, specifically Messrs. Byrne, Delaney and Macklin, and oversees White River's compensation and benefit policies and programs, including administration of the 1993 White River Incentive Compensation Plan (the "Incentive Plan"), the White River Voluntary Deferred Compensation Plan (the "Deferred Compensation Plan") and the White River Deferred Benefit Plan (the "Deferred Benefit Plan", and together with the Deferred Compensation Plan, the "Retirement Plans"). The Compensation Committee also establishes the base salaries and annual cash bonuses for selected officers. Mr. Macklin is Chairman of the Compensation Committee.
See "EXECUTIVE OFFICERS -- Report of the Compensation Committee on Executive Compensation".

Meetings of the White River Board. During 1996, the White River Board held 7 meetings: 4 regular meetings and 3 special meeting. The Compensation Committee held 5 meetings and the Audit Committee met once. Each current director attended all board and applicable committee meetings held during 1996.

Compensation of Directors

Concurrent with the approval by the board of directors of Fund American (the "Fund American Board") of a plan to distribute (the "Distribution") approximately 75% of the outstanding shares of Common Stock to holders of Fund American common stock, Messrs. Macklin and Delaney received, in lieu of annual retainer and meeting attendance fees, a grant of 48,649 and 16,216 performance units ("Director Performance Units"), respectively. The initial value of such Director Performance Units were determined by the Fund American Board based upon the anticipated relative contribution of such individuals to the management of White River.

Each Director Performance Unit had a potential cash value equal to the market price of one share of Common Stock on December 31, 1996. Director Performance Units were payable solely in cash and were scheduled to vest contingent upon the attainment of an annualized return on stockholders' equity ("ROE") by White River of 15% per annum (the "Performance Target"), measured as the change in White River's book value per common and common equivalent share (as adjusted for dividends, stock splits and other adjustments necessary to reflect true economic value) over the period from September 24, 1993, to December 31, 1996. During September 1996 (upon the third anniversary of the capitalization of White River) and based upon the attainment of the Performance Target, the White River Board declared the outstanding Director Performance Units earned and payable on June 30, 1997, contingent upon the continued voluntary service of Messrs.
Macklin and Delaney through such date.

During September 1996, the White River Board also granted a new award of Director Performance Units to Eligible Directors, in lieu of annual retainer and meeting attendance fees, as follows:

--------------------------------------------------------------------------------
                                                    Number of
                                                     Director        Performance
                                                  Performance             Period
Name                                                Units (a)         for Payout
--------------------------------------------------------------------------------
Gordon S. Macklin                                      21,000            3 years
Patrick M. Byrne                                        7,000            3 years
Andrew Delaney                                          7,000            3 years
================================================================================

(a) Director Performance Units are payable solely in cash and vest on September 23, 1999, contingent upon the attainment of the Performance Target over the 3-year period then ended. Each Director Performance Unit has a potential cash value equal to the market price of one share of Common Stock on September 23, 1999.

In addition to the Director Performance Units described above, during 1996, Mr. Macklin received a reimbursement of $30,000 for office expenses incurred in connection with his service as a director of White River and a fee of $21,800 for his service as a director of CCC.

During 1996, Patrick M. Byrne, received an annual retainer of $20,000 and a grant of stock appreciation rights ("SAR's") representing 1,500 shares of Common Stock. Such SAR's are payable solely in cash and will expire on May 8, 2006. The value of each SAR is measured by the Market Price of one share of Common Stock over exercise price of $41.00 per SAR.

Mr. Marto does not receive any additional compensation for his service as a director of White River or any of its subsidiaries.

Directors' Deferred Compensation Plan

The Directors' Deferred Compensation Plan, which was adopted during August 1996, is an unfunded, non-qualified plan which provides Eligible Directors a means of deferring the receipt of a part or all of their compensation, including incentive compensation consisting of either performance units or performance shares or such other qualifying incentive compensation paid or otherwise payable by White River. Eligible Directors may, within the prescribed times established by the Deferred Compensation Plan, make an irrevocable election to defer eligible compensation that would otherwise be payable to such Eligible Directors in future periods.

At the election of the Eligible Director, amounts deferred earn an investment return at a rate equal to either: (i) the prime rate, as defined therein (the "Prime Rate Option") or (ii) a rate equivalent to the change in the market price of shares of Common Stock (the "Phantom Share Option"). Amounts deferred under the Directors' Deferred Compensation Plan are subject to the general claims of creditors of White River. Payments made pursuant to the Directors' Deferred Compensation Plan from the Prime Rate Option account will be made in cash and, for amounts paid from the Phantom Share Option account, in either cash or shares of Common Stock, at the discretion of the White River Board. White River has reserved one million shares of Common Stock for such purpose.

Procedures for Nominating Directors

Under the By-laws, any stockholder entitled to vote for the election of directors, which is a qualified holder of record of shares of Common Stock, may nominate a person for election as director provided such nomination is made in compliance with the following procedures.

The stockholder must give, either by personal delivery or by U.S. mail (postage prepaid), written notice to the Corporate Secretary not later than: (i) 90 days in advance of the annual meeting of stockholders, with respect to an election to be held at such meeting or (ii) the close of business on the seventh day following the date on which notice of a special meeting of stockholders is first given to stockholders, with respect to an election of directors to be held at such meeting.

Such notice must include: (i) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of shares of Common Stock entitled to vote for the election of directors at such meeting; (iii) a representation that the stockholder intends to appear at the meeting, in person or by proxy, to nominate the person or persons specified in such notice; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "Commission") had each nominee been nominated, or intended to be nominated, by the White River Board and (vi) the consent of each nominee to serve as a director of White River if so elected.

--------------------------------------------------------------------------------

                                  PROPOSAL 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

Based upon the recommendation of the Audit Committee and subject to stockholder approval, the White River Board has appointed Ernst & Young as White River's independent auditors for 1997. Ernst & Young provided various professional services to White River during 1996. Arrangements have been made for one or more representatives of Ernst & Young to attend the Annual Meeting for the purpose of answering appropriate questions and making a statement if they desire to do so.

The White River Board recommends a vote FOR Proposal 2 which calls for the approval of the appointment of Ernst & Young as White River's independent auditors for 1997.

--------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS

For biographical information relating to Mr. Marto, see "PROPOSAL 1: ELECTION OF DIRECTORS -- White River Board". Information concerning the other executive officers of White River follows:

Bonnie B. Stewart, age 36, has been Corporate Secretary of White River since September 1996. From 1994 to September 1996 she was Assistant Corporate Secretary and from 1993 to present she has been Executive Assistant to Mr. Marto. Prior to 1993, Ms. Stewart held various positions with FAE.

Brian P. Zwarych, age 36, has been Vice President and Chief Financial Officer of White River since September 1993 and, from July 1993 to September 1993, was Director of Accounting of FAE. Prior to joining FAE, Mr. Zwarych was Chief Financial Officer of Godwins International Holdings, Inc., an international employee benefits consulting and brokerage firm, from 1989 to 1993.

Compensation of Executive Officers

Unless otherwise indicated, the table on the following page sets forth certain information regarding the cash and non-cash compensation earned by the listed executive officers (the "Named Executive Officers").

Summary Compensation Table


-------------------------------------------------------------------------------------------------------------------
                                                 Annual Compensation      Long Term Compensation     All Other
                                               -------------------------------------------------
Name and principal position      Year          Salary          Bonus        LTIP Payout(a)        Compensation (b)
-------------------------------------------------------------------------------------------------------------------
Robert T. Marto                  1996         $ 375,000     $  250,000         $9,485,280          $(259,724)   (c)
  President and                  1995         $ 375,000     $  110,000         $       --          $  361,160   (c)
  Chief Executive Officer        1994         $ 375,000     $  100,000         $       --          $  197,395   (c)

Leonard L. Ciarrocchi (d)        1996         $  68,910     $       --         $1,101,960          $ (15,947)
  Former Vice President and      1995         $ 131,666     $   38,000         $       --          $   34,011
  Treasurer                      1994         $ 123,974     $   32,000         $       --          $   10,224

John P. Corrigan (e)             1996         $ 110,796     $       --         $  991,920          $   71,097
  Former Vice President and      1995         $ 137,367     $       --         $       --          $   25,172
  Corporate Secretary            1994         $ 141,404     $   32,000         $       --          $    9,461

Bonnie B. Stewart                1996         $  90,852     $   50,000         $  583,860          $ (53,521)
  Corporate Secretary            1995         $  85,312     $   22,000         $       --          $       --
                                 1994         $  79,139     $   20,000         $       --          $       --

Brian P. Zwarych                 1996         $ 145,845     $   70,000         $1,380,000          $ (41,420)
  Chief Financial Officer and    1995         $ 138,846     $   34,000         $       --          $       --
  Treasurer                      1994         $ 129,231     $   32,000         $       --          $       --

===================================================================================================================

(a) LTIP payouts include amounts for awards originally granted by Fund American. White River assumed the liability for these awards prior to the Distribution. The 1996 LTIP payouts included $7,085,280, $141,960, $991,920 and $283,860 for Messrs. Marto, Ciarrocchi, Corrigan and Ms. Stewart, respectively, which related to award liabilities assumed from Fund American.

(b) Unless otherwise indicated, represents changes in the value of balances under the Retirement Plans and, for Mr. Marto, deemed contributions under the Deferred Benefit Plan.

(c) In addition to amounts identified in note (b), all other compensation includes: (i) a housing allowance of $66,262, $66,528 and $66,429 paid in 1996, 1995 and 1994, respectively, (such housing allowance has been discontinued); (ii) directors' fees of $42,000, $40,000 and $37,500 received in 1996, 1995 and 1994, respectively, from a company in which White River held an equity investment and (iii) a one-time reimbursement of $21,030 paid in 1994 for excess state income taxes incurred by Mr. Marto.

(d) Mr. Ciarrocchi's employment terminated with White River effective June 1996, when he accepted the position of Executive Vice President and Chief Financial Officer of CCC.

(e) Mr. Corrigan's employment terminated with White River effective September 1996.

Long-Term Incentive Plan - Awards in Last Fiscal Year


-------------------------------------------------------------------------------------------
                            Number of
                          performance   Performance         Estimated future payout in
                                units    period for           shares of Common Stock
Name                          awarded        payout(a) Threshold     Target         Maximum
-------------------------------------------------------------------------------------------
Robert T. Marto                70,000       3 years            0     70,000          70,000
Bonnie B. Stewart               7,000       3 years            0      7,000           7,000
Brian P. Zwarych               10,000       3 years            0     10,000          10,000
===========================================================================================


(a) All performance unit awards granted during 1996 cover the performance period from September 1996, through September 1999. These awards are payable in cash or in shares of Common Stock at the discretion of the Compensation Committee. See "-- Report of the Compensation Committee on Executive Compensation - Long-Term Incentive Awards" below.

Other Compensation Arrangements. White River has no formal severance policy and has not entered into any employment contracts with its Named Executive Officers. However, pursuant to the Incentive Plan, under certain circumstances, such as a "Change in Control" or an "Unfriendly Change in Control", performance units ("Performance Units") will become partially or fully payable. Such circumstances are more fully described in the Incentive Plan.

Report of the Compensation Committee on Executive Compensation

Compensation for all Named Executive Officers of White River is established by the Compensation Committee. The Compensation Committee has responsibility for developing, administering and monitoring the executive compensation policies of White River. Such policies are intended to support the maximization of stockholder value over the long term. The Compensation Committee believes that this goal is best pursued by utilizing a pay-for-performance program which serves to attract and retain superior executive talent. By providing management with performance-based incentives linked to stockholder value, the Compensation Committee seeks to maximize stockholder value by aligning the financial interests of White River's management with those of its stockholders.

The White River Board believes that the most appropriate indicator of stockholder investment return is the Company's annualized ROE, measured as the change in book value per common and common equivalent share after considering the potentially dilutive effects of incentive awards outstanding and other adjustments necessary to reflect true economic value. Accordingly, performance-based compensation awards granted to White River's executive officers will be fully payable if the Company achieves its Performance Target.

Compensation of the Named Executive Officers consists primarily of three components: base salary, annual cash bonus and long-term incentive awards. When establishing each element of compensation, the Compensation Committee considers the total compensation earned by or potentially available to each Named Executive Officer.

Base Salary. Base salary for each Named Executive Officer is established annually. When establishing base salaries for the Named Executive Officers, the Compensation Committee primarily considers the Company's strategic goals for which the executive has responsibility and the executive's performance since his last salary adjustment. In addition, the Compensation Committee considers the recommendations of Mr. Marto, for all executives except Mr. Marto. The Compensation Committee then establishes base salaries which it believes are competitive.

Annual Cash Bonus. Annual cash bonuses are awarded by the Compensation Committee based upon meeting the Performance Target measured over a given fiscal year. Annual cash bonuses to individual executive officers are not awarded pursuant to a formal plan; however, all corporate employees of White River generally participate in a cash bonus pool (the "Bonus Pool") which, at the Performance Target level, is an amount equal to 25% of the aggregate amount of eligible base salaries (the "Target Bonus Pool"). Financial performance in excess of the Performance Target may result in a Bonus Pool of up to 50% of the aggregate amount of eligible base salaries (the "Maximum Bonus Pool"), and financial performance which falls below the Performance Target will likely result in a payout of only a portion of the Target Bonus Pool, or possibly no payout at all. The Compensation Committee determines the level of payout to be made when actual performance differs from the Performance Target. After establishing the aggregate size of the Bonus Pool, the Compensation Committee then considers the distribution of the Bonus Pool among the executive officers and certain other employees of White River. Each participant's allocation of the Bonus Pool is determined after considering the participant's individual achievements and the recommendations of Mr. Marto. Mr. Marto's annual cash bonus is set by the Compensation Committee.

During the year ended December 31, 1996, the Company's book value per common and common equivalent share increased by 33.2% to $51.98 per share. As such, the Performance Target was exceeded, and, accordingly, the Compensation Committee established a Bonus Pool equal to the Maximum Bonus Pool.

Long-Term Incentive Awards. The Incentive Plan provides for granting to executive officers and certain other key employees of White River various types of stock-based incentive awards, including Performance Units, stock options ("Options") and stock appreciation rights ("SAR's").

Performance Units are conditional grants of a specified maximum number of shares of Common Stock, or equivalent amount of cash, which are payable subject to the achievement of the Performance Target at the end of specified periods as determined by the Compensation Committee. Additional measure or measures of individual performance, as the Compensation Committee may determine, may also be included where appropriate. The Compensation Committee believes that Performance Unit awards made pursuant to the Incentive Plan are an effective method of providing incentive for management to maximize stockholder value over the long term because of the following factors: (i) such awards vest or are earned over multi-year periods; (ii) the value of such awards is determined by the market value of Common Stock, which helps to align the interests of management with those of White River's stockholders and (iii) Performance Unit awards under the Incentive Plan are fully payable upon the achievement of the Performance Target.

Options are rights to purchase a specified number of shares of Common Stock at or above the fair market value of such shares at the time the Options are granted. Options vest over a specified period determined by the Compensation Committee at the time of grant and expire no later than ten years after the date on which they are granted. To date, no Options have been granted under the Incentive Plan.

The Compensation Committee may grant SARs in conjunction with all or part of an Option award. Upon the exercise of a SAR, a holder is entitled to receive consideration with a value equal to the excess of the fair market value of one share of Common Stock over the exercise price per share specified in the related Option, multiplied by the number of shares with respect to which the SAR is exercised. Such consideration may, at the election of the Compensation Committee, be in the form of cash, shares of Common Stock, or a combination thereof. To date, no SARs have been granted under the Incentive Plan.

Chief Executive Officer Compensation. Mr. Marto has been President and Chief Executive Officer of White River since its formation in September 1993. The Compensation Committee used a compensation policy similar to that described above for all employees to determine Mr. Marto's 1996 compensation. The Compensation Committee established Mr. Marto's compensation based upon an overall assessment of Mr. Marto's leadership in achieving the Company's business goals.

Deductibility of Executive Compensation. Under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the four other highest compensated officers of any publicly-held corporation will not be deductible in certain circumstances. Generally, "performance-based" compensation, as defined in Section 162(m), is not subject to the limitation if certain requirements are satisfied. Management believes that cash or stock payments of Performance Unit awards under the Incentive Plan will be subject to the limitation imposed by Section 162(m).

                                                          Compensation Committee

                                                     Gordon S. Macklin, Chairman
                                                                Patrick M. Byrne
                                                                  Andrew Delaney

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of non-employee directors. During 1996, Mr. Macklin was a member of the Fund American Board and served as the Chairman of its Human Resources Committee.

Performance Graph

Set forth below is a graph comparing the cumulative total return for a stockholder who invested $100 in shares of Common Stock at the close of business on the day after the commencement of the Distribution (December 23, 1993), with the cumulative returns, assuming re-investment of dividends, indicated by the Nasdaq Stock Market Index and the Nasdaq Financial Stocks Index.

                               [GRAPHIC OMITTED]


                                                Cumulative Total Return
                                       (value of $100 invested December 23, 1993)

                             --------------------------------------------------------------
WHRC                             $100.00        $ 97.62          $122.22         $173.02
Nasdaq                           $100.00        $100.28          $145.09         $178.58
Nasdaq Financial                 $100.00        $102.01          $148.60         $190.43
                             --------------------------------------------------------------


                --------      White River Common Stock ("WHRC")
                - - - - -     Nasdaq Stock Market Index ("Nasdaq")
                . . . . . .   Nasdaq Financial Stocks Index ("Nasdaq Financial")

Retirement Plans

Through September 24, 1993, certain of White River's executive officers were eligible for participation in the voluntary deferred compensation and deferred benefit plans established by Fund American (the "Predecessor Plans"). Future services performed by such officers of White River do not accrue benefits under the Predecessor Plans, and benefits relating to service provided prior to September 24, 1993, will remain the liability of Fund American. Notwithstanding the foregoing, and with the concurrence of Fund American, White River may assume such obligations at some future date, along with assets sufficient to cover those obligations, if the White River Board deems it to be in the best interests of White River to do so.

White River has established the Retirement Plans under the Employee Retirement Income Security Act of 1974, as amended, for the purpose of providing deferred compensation benefits for certain management employees. The Retirement Plans became effective on December 31, 1993. The Retirement Plans are unfunded, and each participating employee's right to receive future payments thereunder represents an unsecured claim against the general assets of White River. In the event that a "Change in Control" occurs, the Retirement Plans require the White River Board to cause the creation and funding by White River of a trust with cash payments, shares of Common Stock or a combination thereof sufficient to cover the value of existing plan balances.

The Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded, non-qualified plan which provides the Named Executive Officers a means of deferring the receipt of a part or all of their compensation, including but not limited to base salary, annual cash bonus and compensation earned under the Incentive Plan. A participant may, within the prescribed times established by the Deferred Compensation Plan, make an irrevocable election to defer eligible compensation that would otherwise be payable to such participant in subsequent years.

At the election of the participant, amounts deferred earn an investment return at a rate equal to either: (i) the Prime Rate Option or (ii) Phantom Share Option. Amounts deferred under the Deferred Compensation Plan are subject to the general claims of creditors of White River. Payments made pursuant to the Deferred Compensation Plan from the Prime Rate Option account will be made in cash and, for amounts paid from the Phantom Share Option account, in either cash or shares of Common Stock, at the discretion of the Compensation Committee. White River has reserved one million shares of Common Stock for such purpose.

The Deferred Benefit Plan. The Deferred Benefit Plan is a non-contributory, unfunded, non-qualified plan which provides retirement benefits for Mr. Marto, and provided benefits for Messrs. Ciarrocchi and Corrigan while they were employed by White River. The Deferred Benefit Plan is a defined contribution retirement plan, and the amount of annual deemed contributions under the plan are determined using actuarial assumptions applied to specified benefit levels.

At the election of the participant, amounts deferred earn an investment return at a rate equal to either: (i) the Prime Rate Option or (ii) the Phantom Share Option. Amounts deferred under the Deferred Benefit Plan are subject to the general claims of creditors of White River. Payments made pursuant to the Deferred Benefit Plan from the Prime Rate Option account will be made in cash and, for amounts paid from the Phantom Share Option account, in either cash or shares of Common Stock, at the discretion of the Compensation Committee. White River has reserved one million shares of Common Stock for such purpose.

As of December 31, 1996, Mr. Marto had 24 whole years of credited service, for purposes of computing the deemed contribution under the Deferred Benefit Plan.

Deductibility of Retirement Plans. Management believes that compensation arising from the post- employment payment of benefits from the Retirement Plans will not be subject to the limitation imposed by Section 162(m) and, therefore, will be fully deductible by White River.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors, Nominees and Executive Officers

The following table sets forth, as of the Record Date, information concerning the beneficial ownership of shares of Common Stock by each director, nominee and Named Executive Officer of White River individually and by all current directors and executive officers as a group. As of the Record Date, White River had 4,874,756 outstanding shares of Common Stock.


-------------------------------------------------------------------------------------------------------------------------
                                                                          Number of shares of Common Stock
                                                    ---------------------------------------------------------------------
                                                                           Rights to
Name of                                                      Shares          acquire                            Ownership
beneficial owner (a)                                          owned (b)       shares (c)         Total     percentage (b)
-------------------------------------------------------------------------------------------------------------------------
Patrick M. Byrne (d)                                             --               --                --                 --
Andrew Delaney                                                  500               --               500                (g)
Gordon S. Macklin                                             5,000               --             5,000                (g)
Robert T. Marto                                              16,505          294,432           310,937               6.4%
Leonard L. Ciarrocchi (e)                                     2,701               --             2,701                (g)
John P. Corrigan (f)                                            105               --               105                (g)
Bonnie B. Stewart                                             1,178               --             1,178                (g)
Brian P. Zwarych                                                 --               --                --                 --

All current directors and executive officers as a group      23,183          294,432           317,615               6.5%

=========================================================================================================================


(a) All current directors and Named Executive Officers may be contacted at White River's principal executive office at 777 Westchester Avenue, Suite 201, White Plains, NY 10604.

(b) Determined based on the beneficial ownership provisions specified in Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, reported amounts exclude balances, accrued under the Phantom Share Option contained within the Retirement Plans, which can be paid in cash or shares of Common Stock at the discretion of the Compensation Committee. Unless otherwise noted, the indicated beneficial ownership represents sole voting and investment powers.

(c) Represents shares of Common Stock deliverable upon exercise of options to purchase shares of Common Stock issued by Fund American. Such options expire in 1998 and were issued, concurrent with the purchase and other transfer of selected assets and the assumption of certain liabilities from Fund American, to replace then outstanding employee options to purchase Fund American common stock.

(d) Patrick M. Byrne, has no voting or investment power with respect to 15,000 shares of Common Stock held in trust for his benefit and he disclaims any beneficial ownership of such shares of Common Stock. In addition, he is the son of John J. Byrne, who is the beneficial owner of 835,112 shares of Common Stock, representing 17.1% of the total outstanding shares of Common Stock. Patrick M. Byrne disclaims any beneficial ownership of shares of Common Stock held by John J. Byrne.

(e) Mr. Ciarrocchi's employment terminated with White River effective June 1996, when he accepted the position of Executive Vice President and Chief Financial Officer of CCC.

(f) Mr. Corrigan's employment terminated with White River effective September 1996.

(g)      Represents less than 1.0% of the total outstanding shares of Common
         Stock.

Principal Stockholders

To the knowledge of White River, no person or entity beneficially owns more than 5% of the outstanding Common Stock, except as follows:


--------------------------------------------------------------------------------------
                                                      Shares of
Name and address                                         Common              Ownership
of beneficial owner                                 Stock owned(a)      percentage (a)
--------------------------------------------------------------------------------------

Fund American Enterprises Holdings, Inc. (b)          1,014,750                  20.8%
  80 South Main Street
  Hanover, NH  03755

John J. Byrne (c)                                       835,112                  17.1%
  c/o Fund American Enterprises Holdings, Inc.
  80 South Main Street
  Hanover, NH  03755

Southeastern Asset Management, Inc. (d)                 603,911                  12.4%
  6075 Poplar Avenue, Suite 900
  Memphis, TN  38119

Robert T. Marto (e)                                     310,937                   6.4%
  777 Westchester Avenue, Suite 201
  White Plains, NY  10604

======================================================================================


(a) Determined based on the beneficial ownership provisions specified in Rule 13d-3(d)(1) of the Exchange Act.

(b) According to filings made by Fund American with the Commission, Fund American reported that it and John J. Byrne believe that they do not constitute a group with respect to shares of Common Stock owned by Fund American. In addition, Fund American disclaims any beneficial ownership of shares of Common Stock owned by John J. Byrne. See note (c).

(c) John J. Byrne is Chairman, President and Chief Executive Officer of Fund American. According to a filing made by John J. Byrne with the Commission, he believes that he and Fund American do not constitute a group with respect to shares of Common Stock owned by him, and he disclaims any beneficial ownership of shares of Common Stock owned by Fund American. John J. Byrne has sole voting and investment power with respect to shares of Common Stock for which he claims beneficial ownership. See note (b).

(d) According to a filing with the Commission made by Southeastern Asset Management, Inc. ("SAM"), Longleaf Partners Small-Cap Fund (together with SAM, "Southeastern"), and O. Mason Hawkins, Chairman of the Board and C.E.O. of SAM, shares of Common Stock held by Southeastern are owned legally by investment advisory clients of Southeastern. Southeastern has reported sole investment discretion with respect to 238,211 shares of Common Stock and shared or no investment discretion with respect to 365,700 shares of Common Stock. Southeastern has also reported sole voting authority with respect to 208,211 shares of Common Stock, shared voting authority with respect to 365,700 shares and no voting authority with respect to 30,000 shares. Mr. Hawkins specifically disclaims any beneficial ownership of the shares of Common Stock held by Southeastern.

(e) According to a filing made by Mr. Marto with the Commission, the shares of Common Stock to which Mr. Marto claims beneficial ownership include options to purchase 294,432 shares of Common Stock issued by Fund American. Such options expire in 1998 and were issued at the time of the Capitalization to replace then outstanding employee options to purchase Fund American common stock.

                    CERTAIN RELATIONSHIPS AND RELATED MATTERS

During 1996, Mr. Macklin was a member of the Fund American Board and served as the Chairman of its Human Resources Committee.

Pursuant to a registration rights agreement (the "Registration Rights Agreement") dated May 23, 1995, between White River and certain shareholders identified therein (the "Selling Stockholders"), White River has filed a shelf registration statement (the "Registration Statement") for 490,000 shares of Common Stock of which 475,000 are beneficially owned by John J. Byrne and 15,000 shares are held in trust for the benefit of Patrick M. Byrne. In accordance with the terms of the Registration Rights Agreement, the out-of-pocket costs incurred by White River in connection with the Registration Statement have been borne by the Selling Stockholders. In addition, White River and the Selling Stockholders have agreed under certain circumstances to indemnify each other with respect to certain claims relating to the Registration Statement.

Patrick M. Byrne, is the son of John J. Byrne, Chairman, President and Chief Executive Officer of Fund American. John J. Byrne is the beneficial owner of 17.1% of the total outstanding shares of Common Stock as of the Record Date.

                                  OTHER MATTERS

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act ("Section 16(a)") requires White River's officers and directors, and persons who own more than ten percent of the total outstanding shares of Common Stock, to file initial reports of ownership and reports of changes in ownership of shares of Common Stock with the Commission. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish White River with copies of all Section 16(a) forms they file.

To White River's knowledge, based solely on its review of the copies of such reports received by White River, and written representations from certain reporting persons that no other reports were required for those persons, during 1996 all Section 16(a) filing requirements applicable to White River's officers, directors and greater than ten percent stockholders were complied with, except as follows.

As reported by Mr. Marto on Form 5, filed with the Commission during February 1997, the total number of derivative shares reported on a previous Form 4, filed with the Commission during September 1996, was incorrect. The Form 4 inadvertently omitted shares totalling 294,432. These shares, which relate to outstanding options to purchase Common Stock, were however included in all previous reports on Form 4 and Form 5 and had been reported in White River's proxy statements for 1994 and 1995.

Inspectors of Election

First Chicago Trust Company of New York ("First Chicago"), Post Office Box 8125, Edison, New Jersey 08818- 9064, has been appointed as Inspectors of Election for the Annual Meeting. Representatives of First Chicago will attend the Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results thereof.

Proposals by Stockholders for the 1998 Annual Meeting of Stockholders

If any stockholder that is a qualified holder of record of shares of Common Stock wishes to present a proposal for action at the Company's 1998 Annual Meeting of Stockholders (the "1998 Annual Meeting"), such proposal must be received no later than December 8, 1997, by the Corporate Secretary at White River's principal executive office at 777 Westchester Avenue, Suite 201, White Plains, New York 10604, in order to be considered for inclusion in the Company's 1998 Proxy Statement. White River's management suggests that proposals be submitted by certified mail, return-receipt requested. Under the By-laws, a stockholder proposal shall include (in addition to any requirements of Delaware
Law): (i) a brief description of the proposal and the reasons for action upon it at the 1997 Annual Meeting (and in the event that the proposal includes an amendment to the Certificate of Incorporation, the language of the proposed amendment); (ii) the name and address of the stockholder making the proposal;
(iii) a representation that the stockholder is a qualified holder of record of shares of Common Stock; (iv) a representation that the stockholder intends to appear at the 1998 Annual Meeting, either in person or by proxy and (v) whether the stockholder has a material interest in such proposal.

Available Information

The Annual Report is being mailed to stockholders concurrently herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

White River is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, White River files reports, proxy statements and other information with the Commission. White River will provide to each person to whom a copy of this Proxy Statement is delivered, upon request and without charge, copies of all documents (excluding exhibits) filed with the Commission. Copies of exhibits will be provided upon request for a nominal charge. Written or telephone requests should be directed to the Investor Relations Department, White River Corporation, 777 Westchester Avenue, Suite 201, White Plains, New York 10604, telephone number (914) 251-0237.

                                 By Order of the Board of Directors,


                                 Robert T. Marto
                                 ----------------------
                                 President and Chief Executive Officer

                                 April 7, 1997